Exhibit 10.1

first Amendment to techprecision Corporation

2016 equity incentive plan

This Amendment to the Techprecision Corporation 2016 Equity Incentive Plan (the “Plan”) by Techprecision Corporation (the “Company”) shall be effective as of February 14, 2022.

WHEREAS, subject to Section 10 of the Plan, the Board has the authority to amend the Plan and now wishes to do so to add a stock bonus award feature as provided below;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.       The phrase “Options, Restricted Stock, Restricted Stock Units or Performance Awards” and the phrase “Options, Restricted Stock, Restricted Stock Units and Performance Awards” are hereby replaced respectively with the phrase “Options, Restricted Stock, Restricted Stock Units, Performance Awards or Stock Bonus Awards” and the phrase “Options, Restricted Stock, Restricted Stock Units Performance Awards and Stock Bonus Awards” in each place such phrases appear throughout the Plan.

2.       New Section 10 of the Plan is added in its entirety as set forth below and the remaining Sections shall be renumbered accordingly:

“SECTION 10. Stock Bonus Awards. The Committee may grant Stock Bonus Awards in accordance with this Section 10. A Stock Bonus Award is an award to an eligible Participant for services to be rendered or for past services already rendered to the Company, Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement.

(a)       Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of Performance goals in accordance with the same requirements set forth in Section 9(b) above. However, the Committee may issue Stock Bonus Awards with no restrictions.

(b)       Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

(c)       Other Terms of Stock Bonus Awards.  The Committee may specify other terms pertinent to a Stock Bonus Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control.  The Participant shall not have any shareholder rights with respect to the Shares subject to a Stock Bonus Award until the Shares are actually issued thereunder.  Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if a Participant's service with the Company terminates prior to the Stock Bonus Award vesting, the Participant's Stock Bonus Award or portion thereof that then remains subject to forfeiture will then be forfeited automatically.

2.       All cross references throughout the Plan that are affected by the foregoing amendment are hereby amended to reflect their original meaning and intent.

3.       In all other respects, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, this Amendment is duly executed as of the date first written above.

Techprecision Corporation.

By:	/s/ Thomas Sammons
Name:	Thomas Sammons
Its:	Chief Financial Officer